EXHIBIT 16


August 24, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 24, 2005, of Anchor BanCorp Wisconsin Inc and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs and the second sentence of the first paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                   /s/ Ernst & Young LLP